Exhibit 10.2

TAX MATTERS AGREEMENT

BETWEEN

SITE CENTERS CORP.,

CURBLINE PROPERTIES CORP.

AND

CURBLINE PROPERTIES LP

DATED AS OF OCTOBER 1, 2024

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of October 1, 2024, by and among SITE Centers Corp., an Ohio corporation (“SITC”), Curbline Properties Corp., a Maryland corporation and a direct, wholly owned subsidiary of SITC immediately prior to the Distribution (“CURB”) and Curbline Properties LP, a Delaware limited partnership and a direct and indirect wholly owned subsidiary of CURB at the time of the Distribution (“CURB OP” and, together with SITC and CURB, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the board of directors of SITC (the “SITC Board”) has determined that it is in the best interests of SITC and its shareholders to create a new publicly traded company that shall operate the CURB Business;

WHEREAS, in furtherance of the foregoing, the SITC Board has determined that it is appropriate and desirable to separate the CURB Business from the SITC Business (the “Separation”);

WHEREAS, to effect the Separation (a) SITC or other SITC Group members have contributed or will contribute their respective interests in the CURB Assets to a CURB Group member, (b) CURB or another CURB Group member has assumed or will assume the CURB Liabilities, and (c) SITC or another SITC Group member has retained or assumed, or will retain or assume, the SITC Assets and SITC Liabilities;

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement by and among SITC, CURB and CURB OP, dated on or about the date hereof (the “Separation Agreement”), SITC, CURB, and CURB OP intend to effect the Separation by distributing all of the outstanding shares of CURB common stock, par value $0.01 (“CURB Shares”), owned by SITC to the holders of record of the outstanding shares of SITC common stock, par value $0.10 (“SITC Shares”), as of the Record Date (the “Record Holders”), with such distribution to be made on a pro rata basis, with each Record Holder entitled to receive two (2) CURB Shares for every one SITC Share, excluding fractional CURB Shares, which will be aggregated and sold by the Agent to fund pro rata cash payments to the beneficial owners of SITC Shares who would otherwise be entitled to receive fractional CURB Shares (the “Distribution”);

WHEREAS, each of SITC and CURB has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of SITC, CURB and the members of their respective Groups following the Distribution;

WHEREAS, SITC and CURB desire to set forth their agreement on the rights and obligations of SITC and CURB and the members of the SITC Group and the CURB Group, respectively, with respect to (A) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (B) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agent” has the meaning set forth in the Separation Agreement.

“Agreement” means this Tax Matters Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, references to the Ancillary Agreements shall include the Shared Services Agreement but this Agreement shall not constitute an Ancillary Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by applicable Law or executive order to close.

“Code” has the meaning set forth in the Separation Agreement.

“Controlling Party” has the meaning set forth in Section 9.2(c) of this Agreement.

“CURB” has the meaning provided in the preamble to this Agreement.

“CURB Assets” has the meaning set forth in the Separation Agreement.

“CURB Business” has the meaning set forth in the Separation Agreement.

“CURB Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the CURB Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“CURB Group” has the meaning set forth in the Separation Agreement.

“CURB Indemnified Party” has the meaning set forth in Section 12 of this Agreement.

“CURB Indemnity Payment” has the meaning set forth in Section 12 of this Agreement.

“CURB Liabilities” has the meaning set forth in the Separation Agreement.

“CURB OP” has the meaning provided in the preamble to this Agreement.

“CURB Separate Return” means any Tax Return of or including any member of the CURB Group (including any consolidated, combined or unitary return) that does not include any member of the SITC Group.

“Dispute” has the meaning set forth in the Separation Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Final Allocation” has the meaning set forth in Section 3.5(b) of this Agreement.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

“Intended Tax Treatment” means the treatment of (i) CURB as a “qualified REIT subsidiary” as defined in Section 856(i)(2) of the Code until immediately prior to the Distribution, (ii) the formation of CURB as a new corporation immediately prior to the Distribution, and (iii) the Distribution as a taxable distribution under Section 301 of the Code.

“IRS” has the meaning set forth in the Separation Agreement.

“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the SITC Group together with one or more members of the CURB Group.

“Law” has the meaning set forth in the Separation Agreement.

“Loss” has the meaning set forth in Section 5.2 of this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.2(c) of this Agreement.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Past Practices” has the meaning set forth in Section 3.3(a) of this Agreement.

“Payment Date” means, with respect to a Tax Return, (A) the due date for any required installment of estimated Taxes, (B) the due date (determined without regard to extensions) for filing such Tax Return, or (C) the date such Tax Return is filed, as the case may be.

“Payor” has the meaning set forth in Section 4.3(a) of this Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.

“Prime Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition.

“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the CURB Group.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Allocation” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Qualifying Income” means income described in Section 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code.

“REIT” has the meaning set forth in the Separation Agreement.

“REIT Guidance” means either a ruling from the IRS or an opinion of Tax counsel selected by the Party who has given the relevant REIT Savings Notice, which opinion shall be reasonably satisfactory to such Party.

“REIT Savings Notice” means the Notice delivered by CURB or SITC, as the case may be, pursuant to Section 12 of this Agreement.

“Required Party” has the meaning set forth in Section 4.3(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.1 of this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Shared Services Agreement” has the meaning set forth in the Separation Agreement.

“SITC” has the meaning set forth in the preamble to this Agreement.

“SITC Assets” has the meaning set forth in the Separation Agreement.

“SITC Business” has the meaning set forth in the Separation Agreement.

“SITC Group” has the meaning set forth in the Separation Agreement.

“SITC Indemnified Party” has the meaning set forth in Section 12 of this Agreement.

“SITC Indemnity Payment” has the meaning set forth in Section 12 of this Agreement.

“SITC Liabilities” has the meaning set forth in the Separation Agreement.

“SITC Separate Return” means any Tax Return of or including any member of the SITC Group (including any consolidated, combined or unitary return) that does not include any member of the CURB Group.

“Specified REIT Requirements” means the requirements of Sections 856(c)(2) and (3) of the Code.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit (including credits of a foreign company under Section 902 of the Code), excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinion” means an opinion from a Tax Advisor regarding the qualification of SITC or CURB as a REIT (including but not limited to customary legal opinions concerning SITC’s or CURB’s qualification and taxation as a REIT issued in connection with the issuance by SITC or CURB of any security or in connection with any registration statement), or regarding the Tax treatment of all or any part of the Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Separation, Distribution and any other transactions contemplated by the Separation Agreement or any Ancillary Agreement.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Transactions (excluding in each case, for the avoidance of doubt, any Income Taxes).

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

Section 2. Allocation of Tax Liabilities.

Section 2.1 General Rule.

(a) SITC Liability. Except with respect to Taxes described in Section 2.1(b) of this Agreement, SITC shall be liable for, and shall indemnify and hold harmless the CURB Group from and against any liability for:

(i) Taxes that are allocated to SITC under this Section 2;

(ii) any Tax resulting from a breach of any of SITC’s representations or covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iii) Taxes imposed on CURB or any member of the CURB Group pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group.

(b) CURB Liability. CURB shall be liable for, and shall indemnify and hold harmless the SITC Group from and against any liability for:

(i) Taxes that are allocated to CURB under this Section 2; and

(ii) any Tax resulting from a breach of any of CURB’s representations or covenants in this Agreement, the Separation Agreement or any Ancillary Agreement.

Section 2.2 General Allocation Principles. Except as otherwise provided in this Section 2, all Taxes shall be allocated as follows:

(a) Allocation of Taxes for Joint Returns. SITC shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the SITC Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to the operations or assets of any member of the CURB Group for any Post-Distribution Period, CURB shall be responsible for all Taxes attributable to such Tax Items, computed in a manner as jointly determined by SITC and CURB.

(b) Allocation of Taxes for Separate Returns.

(i) SITC shall be responsible for all Taxes reported, or required to be reported, on (x) a SITC Separate Return or (y) a CURB Separate Return with respect to a Pre-Distribution Period.

(ii) CURB shall be responsible for all Taxes reported, or required to be reported, on a CURB Separate Return with respect to a Post-Distribution Period.

Section 2.3 Allocation Conventions.

(a) All Taxes allocated pursuant to Section 2.2 of this Agreement shall be apportioned between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as jointly determined by SITC and CURB; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

(b) Any Tax Item of CURB, CURB OP or any member of the CURB Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to CURB and any such transaction by or with respect to CURB, CURB OP or any member of the CURB Group occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law.

Section 2.4 Transfer Taxes. Any Transfer Taxes shall be allocated solely to SITC.

Section 3. Preparation and Filing of Tax Returns.

Section 3.1 Section 3.1 SITC Separate Returns and Joint Returns.

(a) SITC shall prepare and file, or cause to be prepared and filed, all SITC Separate Returns and Joint Returns, and each member of the CURB Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as SITC may determine, after consulting with CURB in good faith, are required or appropriate, or otherwise requested by SITC in connection with the filing of such Joint Return. CURB will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that SITC determines are required to be filed or that SITC elects to file, in each case pursuant to this Section 3.1(a).

(b) The Parties and their respective Affiliates shall elect to close the Tax Period of each CURB Group member on the Distribution Date, to the extent permitted by applicable Tax Law.

Section 3.2 CURB Separate Returns. CURB shall prepare and file (or cause to be prepared and filed) all CURB Separate Returns and the Tax Return for CURB OP for all taxable years that include or begin after the Distribution Date.

Section 3.3 Tax Reporting Practices.

(a) General Rule. Except as provided in Section 3.3(b) of this Agreement, SITC shall prepare any Straddle Period Joint Return in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the SITC Group and the members of the CURB Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, then SITC shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by SITC. With respect to any Tax Return that

CURB has the obligation and right to prepare, or cause to be prepared, under this Section 3, including a CURB OP Tax Return that includes the Distribution Date, to the extent such Tax Return could affect SITC, such Tax Return shall be prepared in accordance with Past Practices used by the members of the SITC Group and the members of the CURB Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by CURB, subject to the consent of SITC (which consent may not be unreasonably withheld, conditioned or delayed).

(b) Consistency with Intended Tax Treatment. Notwithstanding anything contrary in this Agreement, the Separation Agreement, or any Ancillary Agreement, except as otherwise agreed by the Parties, the Parties shall prepare all Tax Returns consistent with the Intended Tax Treatment unless, and then only to the extent, an alternative position is required pursuant to a determination by a Tax Authority; provided, however, that neither Party shall be required to litigate before any court any challenge to the Intended Tax Treatment by a Tax Authority.

Section 3.4 CURB Carrybacks and Claims for Refund.

(a) CURB hereby agrees that, unless SITC consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, (i) no member of the CURB Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to SITC under Section 2 and (ii) any available elections to waive the right to claim any CURB Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to SITC under Section 2 shall be made, and no affirmative election shall be made to claim any such CURB Carryback. In the event that CURB (or the appropriate member of the CURB Group) is prohibited by applicable Law from waiving or otherwise forgoing a CURB Carryback or SITC consents to a CURB Carryback (which consent may not be unreasonably withheld, conditioned or delayed), SITC shall cooperate with CURB, at CURB’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such CURB Carryback, to the extent that such Tax Benefit is directly attributable to such CURB Carryback, and shall pay over to CURB the amount of such Tax Benefit within ten (10) days after such Tax Benefit is recognized by the SITC Group; provided, however, that CURB shall indemnify and hold the members of the SITC Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such CURB Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the SITC Group if (i) such Tax Attributes expire unused, but would have been utilized but for such CURB Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such CURB Carryback.

(b) SITC hereby agrees that, unless CURB consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, no member of the SITC Group shall file any Adjustment Request with respect to any CURB Separate Return.

Section 3.5 Apportionment of Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the SITC Group and the members of the CURB Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the taxpayer that created such Tax Attributes.

(b) On or before the first anniversary of the Distribution Date, SITC shall deliver to CURB its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the CURB Group under applicable Tax Law and this Agreement (“Proposed Allocation”). CURB shall have sixty (60) days to review the Proposed Allocation and provide SITC any comments with respect thereto. SITC shall accept any such comments that are reasonable, and such resulting determination will become final (“Final Allocation”). All members of the SITC Group and CURB Group shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, SITC shall promptly notify CURB in writing of such adjustment. For the avoidance of doubt, SITC shall not be liable to any member of the CURB Group for any failure of any determination under this Section 3.5(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.5(a) of this Agreement, as agreed by the Parties.

Section 4. Tax Payments.

Section 4.1 Taxes Shown on Tax Returns. SITC shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the SITC Group is responsible for preparing under Section 3 of this Agreement, and CURB shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the CURB Group is responsible for preparing under Section 3 of this Agreement. At least seven (7) Business Days prior to any Payment Date for any Straddle Period Joint Return, CURB shall pay to SITC the amount CURB is responsible for under the provisions of Section 2 as calculated pursuant to this Agreement.

Section 4.2 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a final determination by a Tax Authority respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

Section 4.3 Indemnification Payments.

(a) Except as provided in the last sentence of Section 4.1 of this Agreement, if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the Payor’s payment to the Tax Authority to the date of reimbursement by the Required Party under this Section 4.3. The Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within five (5) days after the Payor’s written demand therefor.

(b) All indemnification payments under this Agreement shall be made by SITC directly to CURB and by CURB directly to SITC; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any member of the SITC Group, on the one hand, may make such indemnification payment to any member of the CURB Group, on the other hand, and vice versa.

Section 5. Tax Benefits.

Section 5.1 Tax Refunds. SITC shall be entitled (subject to the limitations provided in Section 3.4 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SITC is liable hereunder, and CURB shall be entitled (subject to the limitations provided in Section 3.4 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which CURB is liable hereunder. A Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within twenty (20) Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

Section 5.2 Other Tax Benefits.

(a) If (i) a member of the CURB Group actually realizes any Tax Benefit as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the SITC Group is required to indemnify any member of the CURB Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), or (ii) if a member of the SITC Group actually realizes any Tax Benefit as a result of any Loss for which a member of the CURB Group is required to indemnify any member of the SITC Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), and, in each case, such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), CURB (in the case of the foregoing clause (i)) or SITC (in the case of the foregoing clause (ii)), as the case may be, shall make a payment to the other Party in an amount equal to the amount of such actually realized Tax Benefit in cash within ten (10) Business Days of actually realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.2(a) is subsequently disallowed by the applicable Tax Authority, the Party that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Party.

(b) No later than ten (10) Business Days after a Tax Benefit described in Section 5.2(a) is actually realized by a member of the SITC Group or a member of the CURB Group, SITC or CURB, as the case may be, shall provide the other Party with a written calculation of the amount payable to such other Party pursuant to Section 5.2(a). In the event that SITC or CURB, as the case may be, disagrees with any such calculation described in this Section 5.2(b), such Party shall so notify the other Party in writing within twenty (20) Business Days of receiving such written calculation. The Parties shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 5.2 shall be determined in accordance with Section 13 of this Agreement.

Section 6. REIT Qualification.

Section 6.1 SITC. SITC represents that commencing with its taxable year ended December 31, 1993, through its taxable year ending December 31, 2023, SITC was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. SITC covenants that it will (i) qualify as a REIT under the Code for its taxable year that includes the Distribution Date unless SITC obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that SITC’s failure to maintain its REIT status will not cause CURB to fail to qualify as a REIT. SITC and each member of the SITC Group further covenants that SITC and each member of the SITC Group shall cooperate and take any and all actions reasonably requested by CURB necessary to enable CURB to obtain Tax Opinions including, but not limited to, providing (Y) information and representations to CURB and CURB’s tax counsel with respect to the composition of SITC’s income and assets, the composition of the holders of common stock of SITC, and SITC’s organization, operation and qualification as a REIT for its taxable year that includes the Distribution Date and for all prior taxable years and (Z) at such times as reasonably requested by CURB (in connection with offerings of CURB’s equity or debt securities or the filing of any registration statement by CURB or otherwise) an opinion from nationally recognized tax counsel on which CURB (and its tax counsel Jones Day) can rely, to the effect that SITC was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code during the period commencing with its taxable year ended December 31, 1993, through the end of its taxable year that includes the Distribution Date.

Section 6.2 CURB. CURB covenants that it will (i) be organized and operate so that it will qualify as a REIT under the Code for its initial taxable year that includes the Distribution Date and (ii) elect to be taxable as a REIT commencing with its initial taxable year ending December 31, 2024. CURB and each member of the CURB Group further covenants that CURB and each member of the CURB Group shall cooperate and take any and all actions reasonably requested by SITC necessary to enable SITC to obtain Tax Opinions including, but not limited to, providing (Y) information and representations to SITC and SITC’s tax counsel with respect to the composition of CURB’s income and assets, the composition of the holders of common stock of CURB and CURB’s organization, operation and qualification as a REIT, in each case, for

CURB’s taxable year that includes the Distribution Date and (Z) at such times as reasonably requested by SITC (in connection with offerings of SITC’s equity or debt securities or the filing of any registration statement by SITC or otherwise) an opinion from nationally recognized tax counsel on which SITC (and its tax counsel Jones Day) can rely, to the effect that CURB was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code during its taxable year that included the Distribution Date.

Section 7. Assistance and Cooperation.

Section 7.1 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Section 8 of this Agreement. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Prior to the end of its taxable year that includes the Distribution Date, SITC, and each member of the SITC Group, shall, upon request of CURB, provide CURB with quarterly information regarding SITC’s qualification as a REIT (including but not limited to quarterly information regarding the composition of SITC’s income and assets).

(c) Upon SITC’s reasonable determination that SITC may no longer qualify to be taxable as a REIT for any period ending on or before the end of its taxable year that includes the Distribution Date, SITC will give written notice of such determination to CURB within two (2) Business Days.

(d) Upon CURB’s reasonable determination that CURB may no longer qualify to be taxable as a REIT for any period ending on or before the end of its taxable year that includes the Distribution Date, CURB will give written notice of such determination to SITC within two (2) Business Days.

(e) Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that SITC determines that the provision of any information or documents to CURB or any of its Affiliates, or CURB determines that the provision of any information or documents to SITC or any SITC Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.2 Tax Return Information. Each of SITC and CURB, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.1 of this Agreement or this Section 7.2. Each of SITC and CURB, and each member of their respective Groups, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.3 Reliance by SITC. If any member of the CURB Group supplies information to a member of the SITC Group in connection with a Tax liability and an officer of a member of the SITC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SITC Group identifying the information being so relied upon, an applicable officer of CURB shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.4 Reliance by CURB. If any member of the SITC Group supplies information to a member of the CURB Group in connection with a Tax liability and an officer of a member of the CURB Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the CURB Group identifying the information being so relied upon, an applicable officer of SITC shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8. Tax Records.

Section 8.1 Retention of Tax Records. Each of SITC and CURB shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and SITC shall preserve and keep all other Tax Records relating to Taxes of the SITC and CURB Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of SITC and CURB may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, (a) SITC or CURB reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the SITC Group, the portion of such return that relates to Taxes for which the CURB Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the CURB Group, the portion of such return that relates to Taxes for which the SITC Group may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.3 Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9. Tax Contests.

Section 9.1 Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (i) related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder or (ii) otherwise relating to the Intended Tax Treatment or the Transactions (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (x) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (y) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.2 Control of Tax Contests.

(a) SITC Control. Notwithstanding anything in this Agreement to the contrary, SITC shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) a SITC Separate Return and (iii) Transfer Taxes. Subject to Section 9.2(c) and Section 9.2(d) of this Agreement, SITC shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(b) CURB Control. Except as otherwise provided in this Section 9.2, CURB shall have the right to control any Tax Contest with respect to any Tax matters relating to a CURB Separate Return and with respect to any Tax Contest with respect to CURB OP. Subject to Section 9.2(c) and Section 9.2(d) of this Agreement, CURB shall have reasonable discretion, after consultation with SITC, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a CURB Separate Return for a Pre-Distribution Period or Straddle Period, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) is with respect to a CURB Separate Return for a Pre-Distribution Period or Straddle Period, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed and must take into account the reasonable likelihood of success of such Tax Contest on its merits without regard to the ability of the Non-Controlling Party to pay). Subject to Section 9.2(e) of this Agreement, and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (I) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (II) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (IV) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (V) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) SITC if CURB is the Controlling Party and (y) CURB if SITC is the Controlling Party.

(d) Tax Contest Participation. Subject to Section 9.2(e) of this Agreement, and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.2(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Joint Returns. Notwithstanding anything in this Section 9 to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of CURB and its Affiliates under Section 9.2(c) and Section 9.2(d) of this Agreement shall be limited in scope to the portion of such Tax Contest relating to Taxes for which CURB may reasonably expected to become liable to make any indemnification payment to SITC under this Agreement.

(f) Power of Attorney. Each member of the CURB Group shall execute and deliver to SITC (or such member of the SITC Group as SITC shall designate) any power of attorney or other similar document reasonably requested by SITC (or such designee) in connection with any Tax Contest (as to which SITC is the Controlling Party) described in this Section 9. Each member of the SITC Group shall execute and deliver to CURB (or such member of the CURB Group as CURB shall designate) any power of attorney or other similar document requested by CURB (or such designee) in connection with any Tax Contest (as to which CURB is the Controlling Party) described in this Section 9.

Section 10. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 11. Tax Treatment of Payments.

Section 11.1 General Rule. Except as otherwise required by applicable Law or as otherwise agreed to by the Parties, any payment (other than interest thereon) made by SITC or any member of the SITC Group to CURB or any member of the CURB Group, or by CURB or any member of the CURB Group to SITC or any member of the SITC Group, pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the Parties for all Tax purposes as a capital contribution from SITC to CURB or a distribution by CURB to SITC, as the case may be, occurring immediately before the Distribution; provided, however, that any such payment that is made or received by a Person other than SITC or CURB, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for SITC or CURB, in each case as appropriate. No Party shall take any position inconsistent with the treatment described in the preceding sentence, and in the event that a Tax Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 11.2 Interest. Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.

Section 12. Indemnification Payment Escrow.

Section 12.1 Indemnification Payments to CURB.

(a) With respect to any period in which CURB qualifies to be taxed as a REIT, notwithstanding any other provisions in this Agreement, the Separation Agreement or any Ancillary Agreement, any indemnification payments (a “CURB Indemnity Payment”) to be made to any member of the CURB Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (a “CURB Indemnified Party”) for any calendar year, upon receipt of a REIT Savings Notice from CURB at least fifteen (15) business days before the date on which such CURB Indemnity Payment is due, shall not exceed the sum of

(i) the amount that is determined (x) will not be gross income of CURB or (y) will be Qualifying Income of CURB, in each case for purposes of the Specified REIT Requirements and for any period in which CURB has made any election to be taxed as a REIT, with such determination to be set forth in REIT Guidance, plus

(ii) such additional amount that is estimated can be paid to CURB in such taxable year without causing CURB to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to CURB (and any other relevant member of the CURB Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (xx) made by independent tax accountants to CURB, and (yy) submitted to and approved by CURB’s outside tax counsel.

(b) SITC shall place (or cause to be placed) the full amount of any CURB Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that

(i) the amount in the escrow account shall be treated as the property of SITC or the applicable member of the SITC Group, unless it is released from such escrow account to any CURB Indemnified Party,

(ii) all income earned upon the amount in the escrow account shall be treated as the property of SITC or the applicable member of the SITC Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by SITC or the applicable member of the SITC Group whether or not said income has been distributed during such taxable year,

(iii) the amount in the escrow account shall be invested only as determined by SITC in its sole discretion in an interest bearing segregated account, and

(iv) any portion thereof shall not be released to any CURB Indemnified Party unless and until SITC receives any of the following: (x) a letter from CURB’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the CURB Indemnified Parties without causing CURB to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (y) an opinion of outside tax counsel selected by CURB, such opinion to be reasonably satisfactory to CURB, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount of CURB Indemnification Payments otherwise required to be paid either would be excluded from gross income of CURB for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable CURB Indemnified Parties in an amount equal to the lesser of the unpaid CURB Indemnification Payments due and owing (determined without regard to this Section 12.1 or the maximum amount stated in the letter referred to in clause (iv)(x) above.

(c) Any amount held in escrow pursuant to Section 12.1(b) for ten (10) years shall be released from such escrow to be used as determined by SITC in its sole and absolute discretion.

(d) CURB shall bear all costs and expenses with respect to the escrow.

(e) SITC shall cooperate in good faith with CURB (including amending this Section 12.1 at the reasonable request of CURB) in order to (1) maximize the portion of the payments that may be made to the CURB Indemnified Parties hereunder without causing CURB to fail to meet the Specified REIT Requirements, (2) improve CURB’s chances of securing a favorable ruling described in this Section 12.1 or (3) assist CURB in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 12.1. Such cooperation shall include, for example, agreeing to make payments hereunder to a taxable REIT subsidiary of CURB or an affiliate or designee of CURB. CURB shall reimburse SITC for all reasonable costs and expenses of such cooperation.

Section 12.2 Indemnification Payments to SITC.

(a) With respect to any period in which SITC qualifies to be taxed as a REIT, notwithstanding any other provisions in this Agreement or any Ancillary Agreement, any indemnification payments (a “SITC Indemnity Payment”) to be made to any member of the SITC Group (“SITC Indemnified Party”) pursuant to this Agreement, the Separation Agreement, or any Ancillary Agreement for any calendar year, upon receipt of a REIT Savings Notice from SITC at least fifteen (15) business days before the date on which such SITC Indemnity Payment is due, shall not exceed the sum of

(i) the amount that is determined (x) will not be gross income of SITC or (y) will be Qualifying Income of SITC, in each case for purposes of the Specified REIT Requirements and for any period in which SITC has made any election to be taxed as a REIT, with such determination to be set forth in REIT Guidance, plus

(ii) such additional amount that is estimated can be paid to SITC in such taxable year without causing SITC to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined (x) as if the payment of such amount did not constitute Qualifying Income and (y) by taking into account any other payments to SITC (and any other relevant member of the SITC Group) during such taxable year that do not constitute Qualifying Income, which determination shall be (xx) made by independent tax accountants to SITC, and (yy) submitted to and approved by SITC’s outside tax counsel.

(b) CURB shall place (or cause to be placed) the full amount of any SITC Indemnity Payments otherwise required to be made in a mutually agreed escrow account upon mutually acceptable terms, which shall provide that

(i) the amount in the escrow account shall be treated as the property of CURB or the applicable member of the CURB Group, unless it is released from such escrow account to any SITC Indemnified Party,

(ii) all income earned upon the amount in the escrow account shall be treated as the property of CURB or the applicable member of the CURB Group and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by CURB or the applicable member of the CURB Group whether or not said income has been distributed during such taxable year,

(iii) the amount in the escrow account shall be invested only as determined by CURB in its sole discretion in an interest bearing segregated account, and

(iv) any portion thereof shall not be released to any SITC Indemnified Party unless and until CURB receives any of the following: (x) a letter from SITC’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the SITC Indemnified Parties without causing SITC to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (y) an opinion of outside tax counsel selected by SITC, such opinion to be reasonably satisfactory to SITC, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount of SITC Indemnity Payments otherwise required to be paid either would be excluded from gross income of SITC for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events amounts shall be released from the escrow account to the applicable SITC Indemnified Parties in an amount equal to the lesser of the unpaid SITC Indemnity Payments due and owing (determined without regard to this Section 12.2 or the maximum amount stated in the letter referred to in clause (iv)(x) above.

(c) Any amount held in escrow pursuant to Section 12.2(b) for ten (10) years shall be released from such escrow to be used as determined by CURB in its sole and absolute discretion.

(d) SITC shall bear all costs and expenses with respect to the escrow.

(e) CURB shall cooperate in good faith with SITC (including amending this Section 12.2 at the reasonable request of SITC) in order to (1) maximize the portion of the payments that may be made to the SITC Indemnified Parties hereunder without causing SITC to fail to meet the Specified REIT Requirements, (2) improve SITC’s chances of securing a favorable ruling described in this Section 12.2, or (3) assist SITC in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 12.2. Such cooperation shall include, for example, agreeing to make payments hereunder to a taxable REIT subsidiary of SITC or an affiliate or designee of SITC. SITC shall reimburse CURB for all reasonable costs and expenses of such cooperation.

Section 13. Dispute Resolution. Any and all Disputes arising hereunder shall be resolved through the procedures provided in Article VII of the Separation Agreement.

Section 14. General Provisions.

Section 14.1 Amendments and Waivers.

(a) Subject to Section 9.1 of the Separation Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 14.2 Entire Agreement. This Agreement, the Ancillary Agreements, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the SITC Group, on the one hand, and any member or members of the CURB Group, on the other hand, which agreements shall be of no further effect between the parties thereto and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries, to the extent such matters are the subject of this Agreement, shall be governed exclusively by this Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

Section 14.3 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 14.4 Third Party Beneficiaries. Except as specifically provided herein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 14.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by e-mail, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party.

(a)	If to SITC:

SITE Centers Corp.

3300 Enterprise Parkway

Beachwood, OH 44122

Attention: General Counsel

e-mail: [***]

with a copy (which shall not constitute Notice) to:

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

Attention: Peter Izanec

e-mail: [***]

(b)	If to CURB:

Curbline Properties Corp.

3300 Enterprise Parkway

Beachwood, OH 44122

Attention: General Counsel

e-mail: [***]

Section 14.6 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 14.7 Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 14.8 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 14.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 14.10 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 14.11 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 14.12 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.13 Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the Ancillary Agreements.

Section 14.14 Payment Terms.

(a) Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either SITC or CURB under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Tax indemnity payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.

Section 14.15 No Admission of Liability. The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between SITC and CURB and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any third party, including with respect to the liabilities of any non-wholly owned subsidiary of SITC or CURB.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

SITE CENTERS CORP.
By:	/s/ David R. Lukes
Name: David R. Lukes

Title: President and Chief Executive Officer
CURBLINE PROPERTIES CORP.
By:	/s/ David R. Lukes
Name: David R. Lukes

Title: President and Chief Executive Officer
CURBLINE PROPERTIES LP
By: Curbline Properties Corp., its General Partner
By:	/s/ David R. Lukes
Name: David R. Lukes

Title: President and Chief Executive Officer

[Signature Page to Tax Matters Agreement]